Exhibit 10.3

ADAMS STREET CREDIT SOLUTIONS FUND

DISTRIBUTION AND SERVICING PLAN ADOPTED PURSUANT TO RULE 12b-1

WHEREAS, Adams Street Credit Solutions Fund (the ”Company”) is a closed-end management investment company that intends to file an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (the ”1940 Act”);

WHEREAS, the Company intends to apply to the Securities and Exchange Commission (the “SEC”) for an exemptive order that would permit the Company to offer multiple classes of common shares of beneficial interest of the Company (the “Shares”) with, among other things, asset-based distribution and/or service fees (the “Order”);

WHEREAS, if granted, reliance on the Order would require the Company to comply with the provisions of Rule 12b-1 under the 1940 Act as if it were an open-end management investment company;

WHEREAS, the Company intends to employ Foreside Fund Services, LLC (“Foreside”) as distributor of the Shares of each Class (as defined below) of the Company; and

WHEREAS, in anticipation of receipt of the Order, the Company seeks to adopt voluntarily a distribution and servicing plan pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), with respect to the classes of Shares set forth on Exhibit A hereto, as such Exhibit may be amended from time to time (each, a “Class”).

1. Following receipt of the Order, each Class shall pay to Foreside, to compensate financial industry professionals for distribution-related expenses, if applicable, and providing ongoing services in respect of shareholders who own such Class, a fee at the annual rate set forth in Exhibit A hereto, based on the aggregate net assets of the Company attributable to each such Class, respectively, to be calculated as of the beginning of the first calendar day of each applicable month, and payable monthly in arrears. For purposes of calculating such fee, net asset value will be calculated prior to any reduction for any fees and expenses of the Company, including, without limitation, the fees payable hereunder. In addition, the value of the Company’s net assets attributable to each Class shall be computed in the manner specified in the Company’s then-current Confidential Private Placement Memorandum for the computation of the Company’s net asset value.

2. As distributor of the Company’s Shares, Foreside may spend such amounts hereunder as it deems appropriate on any activities or expenses primarily intended to result in the sale of each Class, including, but not limited to: compensation to qualifying financial intermediaries that engage in or support the distribution of Shares; expenses of such other financial intermediaries and entities, including overhead and telephone and other communication expenses; the printing and distribution of prospectuses and shareholder reports other than for existing shareholders of the Company; and the preparation and distribution of sales literature and advertising materials. This section does not preclude Foreside or its affiliates from making additional payments outside of the Plan.

3. Foreside may spend such amounts hereunder as the Company deems appropriate on the administration and servicing of each Class’s shareholder accounts, including, but not limited to: responding to inquiries from shareholders or their representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of Shares, performance, services, plans and options, investment policies, portfolio holdings, and distributions and taxation thereof; and dealing with complaints and correspondence of shareholders; compensating financial intermediaries and their employees who service each Class’s shareholder accounts; and paying expenses of such financial intermediaries, including overhead and telephone and other communications expenses. This section does not preclude Foreside or its affiliates from making additional payments outside of the Plan.

4. This Plan and any related agreements shall become effective at such time as is specified by Board of Trustees of the Company (the “Board”) and shall continue in effect for successive periods of one year for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Board and (b) those Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the ”Rule 12b-1 Trustees”), cast in person or as otherwise permitted by the SEC at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

5. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6. As to each Class, this Plan may be terminated at any time without penalty by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

7. As to each Class, this Plan may not be amended to increase materially the amount of fees to be paid by the Company hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of such Class, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 4 hereof for annual approval.

8. While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company shall be committed to the discretion of Trustees who are themselves not interested persons.

9. The Company shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

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IN WITNESS WHEREOF, the Company has executed this Plan as of the date set forth below.

Dated: August 19, 2025

Adams Street Credit Solutions Fund

By:	/s/ Eric R. Mansell
	Name:	Eric R. Mansell
	Title:	Vice President, Chief Legal Officer and Secretary

Agreed and assented to:

Foreside Fund Services, LLC

By:	/s/ Teresa Cowan
	Name:	Teresa Cowan
	Title:	President

[Signature Page to Distribution and Servicing Plan]

EXHIBIT A

Name of Class	Fee Rate
Class S Shares	0.85%
Class D Shares	0.25%

A-1